Camber Energy, Inc. - S-3

Exhibit 3.13

LEI OPERATING LLC

A Texas Limited Liability Company

LIMITED LIABILITY

COMPANY AGREEMENT

effective as of October 29, 2014

TABLE OF CONTENTS

Page
Article 1
ORGANIZATION
SECTION 1.1. FORMATION	1
SECTION 1.2. PURPOSE	1
SECTION 1.3. PRINCIPAL OFFICE	1
SECTION 1.4. FILINGS	1
SECTION 1.5. PERIOD OF EXISTENCE	1
SECTION 1.6. DISSOLUTION AND WINDING UP	2

Article 2
MEMBER
SECTION 2.1. SINGLE MEMBER	2
SECTION 2.2. CAPITAL CONTRIBUTIONS BY MEMBER	2
SECTION 2.3. REGULAR MEETINGS	2
SECTION 2.4. SPECIAL MEETINGS	2
SECTION 2.5. TIME AND PLACE OF MEETING	2
SECTION 2.6. MANNER OF ACTING	2
SECTION 2.7. NO MEMBER LIABILITY	2
SECTION 2.8. NO DUTY OF LOYALTY	3

Article 3
NO MANAGERS

Article 4
OFFICERS

Article 5
INDEMNIFICATION AND INSURANCE
SECTION 5.1. GENERAL	3
SECTION 5.2. INSURANCE	4

Article 6
MEMBERSHIP RIGHTS
SECTION 6.1. AUTHORIZED MEMBERSHIP RIGHTS	4
SECTION 6.2. CERTIFICATES	4
SECTION 6.3. TRANSFERS OF MEMBERSHIP RIGHTS	4

Article 7
FINANCIAL MATTERS; BOOKS AND RECORDS
SECTION 7.1. DISTRIBUTIONS OF NET CASH FLOW	4
SECTION 7.2. TAX STATUS	5
SECTION 7.3. MAINTENANCE OF BOOKS AND RECORDS	5
SECTION 7.4. ACCESS TO BOOKS AND RECORDS	5

EXHIBIT A	Glossary of Terms

LIMITED LIABILITY .

COMPANY AGREEMENT

OF

LEI OPERATING LLC

A Texas Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT (“Agreement”) is entered into effective as of October 29, 2014, for good and valuable consideration, by the Member on the following terms and conditions:

Article 1
ORGANIZATION

Section 1.1. FORMATION. Company has been organized as a limited liability company under the TBOC pursuant to the filing of the Certificate with the Secretary of State of the State of Texas. The Member hereby subscribes to and adopts this Agreement for purposes of setting forth further terms and conditions pursuant to which Company will be organized and operated. Except as expressly provided to the contrary in this Agreement, the rights, duties, status and liabilities of the Member, and the formation, administration, dissolution, and continuation or termination of Company, shall be as provided in the TBOC.

Section 1.2. PURPOSE. The purpose of the Company is to transact any and all lawful business for which a limited liability company may be organized under the TBOC.

Section 1.3. PRINCIPAL OFFICE. The principal office of Company in the United States shall be at 3555 Timmons Ln, Ste. 1550 Houston, Texas 77027, or such other place as the Member may designate, which need not be in the State of Texas, and Company shall maintain records there as required by the TBOC. Company may have such other offices as the Member may designate.

Section 1.4. FILINGS. The Member shall take any and all actions, including without limitation the filing of amendments to the Certificate or new certificates, necessary to perfect and maintain the status of Company as a limited liability company under the laws of the State of Texas. The Member shall cause amendments to the Certificate to be filed whenever required by the TBOC. Such amendments may be executed by the Member or any officer designated by the Member. Upon the dissolution and completion of the winding up of Company, the Liquidator shall promptly execute and cause to be filed certificates of cancellation or dissolution in accordance with the TBOC and the laws of any other states or jurisdictions in which Company has filed certificates.

Section 1.5. PERIOD OF EXISTENCE. Company’s existence shall continue until the dissolution and winding up of Company and its business is completed pursuant to the requirements of Chapter 11 of the TBOC.

Section 1.6. DISSOLUTION AND WINDING UP.

1.6.1. Dissolution Events. Company shall dissolve and commence winding up upon the first to occur of any of the following (“Dissolution Event”): (a) the affirmative vote of the Member to dissolve, wind up, and liquidate Company; (b) a judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the business of Company; or (c) the occurrence of any event that requires dissolution of Company pursuant to any provision of the TBOC. Notwithstanding any provision of the TBOC, Company shall not dissolve prior to the occurrence of a Dissolution Event.

1.6.2. Winding Up. Upon the occurrence of a Dissolution Event, Company shall continue solely for the purposes of winding up its affairs in an orderly manner in accordance with the requirements of the TBOC; provided, however, that all covenants and agreements contained in this Agreement shall continue to be fully binding upon the Member until such time as Company has completed the winding up of its affairs pursuant to the TBOC.

Article 2
MEMBER

Section 2.1. SINGLE MEMBER. Company has been organized as a single-member limited liability company. Company’s sole member is Lucas Energy, Inc., a Nevada corporation.

Section 2.2. CAPITAL CONTRIBUTIONS BY MEMBER. The Member shall contribute capital to the Company as and when it determines in its sole discretion. Any such contributions shall be recorded in the books and records of the Company

Section 2.3. REGULAR MEETINGS. Regular meetings of the Member may be held, either with or without notice, on such day and at such time as may be designated by the Member, and shall be for the purpose of transacting such business as may come before the meeting.

Section 2.4. SPECIAL MEETINGS. Special meetings of the Member may be called, either with or without notice, by the Member.

Section 2.5. TIME AND PLACE OF MEETING. All meetings of the Member for any purpose may be held at the time and place within or without the State of Texas as is determined by the Member.

Section 2.6. MANNER OF ACTING. The affirmative vote of the Member, or the authorized representative of the Member, shall constitute the act of the Member. Any action required or permitted to be taken at any meeting of the Member may be taken without a meeting, without prior notice, and without a vote, if a consent in writing setting forth the action so taken shall be signed by the Member. The execution by the Member of any document shall constitute a consent by the Member pursuant to the immediately preceding sentence to the execution of such document and the taking of any and all actions contemplated therein.

Section 2.7. NO MEMBER LIABILITY. The Member shall not be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of Company. The Member shall not be required to lend any funds to Company, or to make any additional contributions, assessments or payments to Company.

Section 2.8. NO DUTY OF LOYALTY. The Member and its Affiliates are free to engage or invest in an unlimited number of activities or businesses, any one or more of which may be related to the activities or businesses of Company, without having or incurring any obligation to offer any interest in such activities to Company, and neither this Agreement nor any activity undertaken pursuant to this Agreement shall prevent the Member or its Affiliates from engaging in such activities, or require the Member to permit Company or its Affiliates to participate in any such activities.

Article 3
NO MANAGERS

The Company shall not have managers.

Article 4
OFFICERS

The Member may, in its discretion, elect officers of Company, having such titles and duties as determined by the Member.

Article 5
INDEMNIFICATION AND INSURANCE

Section 5.1. GENERAL. Company shall indemnify, defend, protect, and hold harmless each past or present, officer, employee and affiliate, and, to the extent determined by the Member from time to time, agent and representative to the fullest extent permitted and in the manner provided by the TBOC from and against all actions, suits, or proceedings, and all other claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs, and expenses (including court costs and reasonable attorneys’ fees), arising out of the management of Company or such person’s service or status as an officer, employee, agent, or representative. THIS INDEMNITY SHALL APPLY TO MATTERS THAT ARISE OUT OF THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR RESPONSIBILITY BY SUCH OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE; PROVIDED, HOWEVER, THAT THIS INDEMNITY SHALL NOT APPLY TO MATTERS ARISING OUT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF THIS AGREEMENT BY SUCH PERSON. Such indemnification shall not be deemed exclusive of any other rights to which such persons may be entitled, under this Agreement, other agreements, or otherwise, both as to actions taken in their official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such persons. Company shall have the power to enter into agreements providing for indemnification by Company of current or former officers, employees and agents or any other person of or who served any predecessor company, corporation, partnership, joint venture, trust or other enterprise from and against any and all expenses, liabilities or other matters. Company may purchase liability insurance for purposes of satisfying its obligations under this Section 5.1. No amendment, modification, or repeal of this provision will apply to or adversely affect any right or protection of any officer, employee, agent or representative of Company hereunder for or with respect to any acts or omissions of an officer, employee or agent occurring prior to such amendment, modification or repeal.

Section 5.2. INSURANCE. Company may purchase and maintain, at its own expense, insurance to protect itself and any person who is serving as an officer, employee, or agent of Company, or is or was serving at the request of Company as a manager, director, partner, officer, venturer, proprietor, trustee, employee, agent or other similar functionary of another domestic or foreign entity or enterprise against any claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs, and expenses whether or not Company would have the power to indemnify such person against such amounts under this Article 5.

Article 6
MEMBERSHIP RIGHTS

Section 6.1. AUTHORIZED MEMBERSHIP RIGHTS. Company is authorized to issue Membership Rights as determined by the Member. All Membership Rights shall initially be held by the Member.

Section 6.2. CERTIFICATES. All Membership Rights shall initially be uncertificated. Ownership certificates representing Membership Rights shall be issued from time to time as the Member may determine is necessary or appropriate, and shall be in such form, not inconsistent with the requirements of law and the Certificate, as the Member determines from time to time. All certificates shall be consecutively numbered or otherwise identified. The name and address of the person to whom the Membership Rights represented thereby are issued, with the number of Membership Rights and date of issue, shall be entered on the books and records of Company. All certificates surrendered to Company for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of Membership Rights shall have been surrendered and canceled, except that in the case of a lost, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and indemnity to Company as the Member may prescribe.

Section 6.3. TRANSFERS OF MEMBERSHIP RIGHTS. A transfer of Membership Rights authorized under Article 8 shall be made only on the books and records of Company, by the holder of record thereof, or by the holder of record’s legal representative or attorney-in-fact authorized by power of attorney (or such other evidence of authority as may be appropriate) duly executed and filed with the Company, and upon surrender for cancellation of the certificate, if any, representing such Membership Rights. Except as otherwise specifically provided in this Agreement, the person in whose name the Membership Rights stand on the books of Company shall be deemed by Company to be the owner thereof for all purposes.

Article 7
FINANCIAL MATTERS; BOOKS AND RECORDS

Section 7.1. DISTRIBUTIONS OF NET CASH FLOW. Except as otherwise provided in this Agreement, Net Cash Flow, if any, shall be distributed to the Member from time to time as the Member determines.

Section 7.2. TAX STATUS. Company is a single-member limited liability company. Notwithstanding anything in this Agreement or Company’s other organizational documents to the contrary, Company’s existence separate from its owner shall, solely for federal income tax purposes, be disregarded in accordance with the regulations promulgated under Section 7701 of the Code for so long as Company qualifies for such “disregarded entity” status. Accordingly, during such period, profits and losses shall be reported directly by the person that constitutes Company’s single owner under and for purposes of such regulations. If at any time Company’s separate existence from its owners is not disregarded under such regulations, profits and losses shall be reported for federal income tax purposes in accordance with Company’s then applicable entity classification status under the Code.

Section 7.3. MAINTENANCE OF BOOKS AND RECORDS. Company shall maintain at its principal place of business separate books of account for Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of Company and the operation of Company business in accordance with this Agreement.

Section 7.4. ACCESS TO BOOKS AND RECORDS. The Member, or any agents or representatives of the Member, at the Member’s own expense, may examine, copy and audit the books and records of Company and make copies of and abstracts from the financial and operating records and books of account of Company, and discuss the affairs, finances and accounts of Company with the independent accountants of Company, all at such reasonable times and as often as the Member or any agents or representatives of the Member may reasonably request. The rights granted to the Member pursuant to this Section 7.4 are expressly subject to compliance by the Member with the confidentiality procedures and guidelines of Company, as such procedures and guidelines may be established from time to time.

Section 7.5. ACCOUNTING METHOD. Company shall use that method of accounting which is used by the Member in the preparation of its annual reports and for tax purposes and shall keep its books accordingly, except as may otherwise be required by applicable Law or the Member otherwise determines is necessary or appropriate.

Section 7.6. FISCAL YEAR. Company’s fiscal year may be changed from time to time by resolution of the Member. Unless otherwise designated by the Member, Company’s fiscal year shall end on the same date on which the fiscal year of the Member ends.

Section 7.7. TAX RETURNS. Company shall furnish the Member with such items as may be required under and in accordance with applicable tax law. Upon written request by the Member, Company also shall either allow the Member an opportunity to review, or furnish to the Member a copy of, the income tax returns filed by Company, together with any schedules and other information that are relevant to the Member’s own tax affairs.

Section 7.8. BANKING. All funds of Company shall be deposited in Company’s name, in such account or accounts with such financial institutions as may be approved by the Member from time to time. Withdrawals of funds from Company accounts shall be made on such signature or signatures as the Member may approve from time to time.

Section 7.9. DEPOSITS, CHECKS, AND DRAFTS. All Company funds not otherwise employed shall be deposited to the credit of Company in such banks, trust companies, or other depositories as the Member may select from time to time. All checks, drafts, or other orders for the payment of monies, notes or other evidences of indebtedness issued in the name of Company shall be signed by such officer, officers, agent or agents of Company and in such manner as shall from time to time be determined by resolution of the Member.

Article 8
TRANSFERS

The Member may Transfer all or any portion of its Membership Rights. A transferee of Membership Rights may be admitted to Company as a substituted member upon approval of the Member.

Article 9
MISCELLANEOUS

Section 9.1. AMENDMENTS. Amendments to this Agreement or the Certificate may be made by the Member.

Section 9.2. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement entered into with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to the subject matter hereof.

Section 9.3. BINDING EFFECT. Every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its respective heirs, legatees, legal representatives, successors, transferees, and assigns.

Section 9.4. DEFINITIONS. For purposes of this Agreement, the terms set forth in this Agreement shall have the meanings specified in Exhibit A to this Agreement. Unless the context shall require otherwise: (a) words importing the singular number or plural number shall include the plural number and singular number respectively; (b) words importing the masculine gender shall include the feminine and neuter genders and vice versa; (c) reference to “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (d) reference in this Agreement to “herein,” “hereby” or “hereunder,” or any similar formulation, shall be deemed to refer to this Agreement as a whole, including all Exhibits to this Agreement; (e) references to “Articles” and “Sections” refer to Articles and Sections of this Agreement; and (f) references to “Exhibits” are to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes.

Section 9.5. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

Section 9.6. SEVERABILITY. Every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

Section 9.7. GOVERNING LAW & VENUE. THE LAWS OF THE STATE OF TEXAS SHALL GOVERN THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES ARISING HEREUNDER.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement effective as of the Effective Date.

LUCAS ENERGY, INC.
(AS THE SOLE MEMBER AND THE MANAGING MEMBER)

By:	/s/ Anthony C. Schnur
Anthony C. Schnur, CEO

EXHIBIT A

LEI OPERATING LLC
LIMITED LIABILITY COMPANY AGREEMENT

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any officer, director, manager, or general partner of such Person, or (iii) any Person who is an officer, director, manager, general partner, or trustee of any Person described in clauses (i) and (ii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of Texas are closed.

“Certificate” means the Certificate of Formation filed with the Secretary of State of the State of Texas on May 2, 2014 for purposes of organizing Company under the TBOC.

“Code” means the Internal Revenue Code of 1986, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law).

“Company” means LEI Operating LLC, the Texas limited liability company formed and governed pursuant to the terms and conditions of the Certificate and this Agreement.

“Day” means a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the first succeeding Business Day.

“Dissolution Event” has the meaning set forth in Section 1.6.

“Effective Date” means the date first set forth above.

“Interest” means a Person’s share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, Company.

“Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of any governmental authority (including the TBOC and the Code).

(i)

“Liquidator” means the Person selected by the Member to carry out the dissolution, winding up and liquidation of the Company.

“Member” means LUCAS ENERGY, INC., a Nevada corporation and the sole member of the Company.

“Membership Rights” means with respect to the Member, (a) the Member’s status as a Member; (b) the Member’s Interest; (c) all other rights, benefits and privileges enjoyed by the Member (under the TBOC, the Certificate, this Agreement or otherwise) in his capacity as a Member, including the Member’s rights to vote, consent and approve and otherwise to participate in the management of Company; and (d) all obligations, duties and liabilities imposed on the Member (under the TBOC, the Certificate, this Agreement or otherwise) in his capacity as a Member, including any obligations to make Capital Contributions.

“Net Cash Flow” means all cash funds derived from Company’s operations or otherwise held by the Company, without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments (including loans made to Company by the Member), capital improvements, and replacements as determined by the Member in its sole discretion.

“Person” means any individual, company (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, or other entity.

“TBOC” means the Texas Business Organizations Code, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law), including applicable provisions of the TLLCL.

“TLLCL” means the Texas Limited Liability Company Law, which comprises a part of the TBOC, as amended, modified or supplemented from time to time (or any corresponding provisions of succeeding law).

“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, assignment, gift, pledge, hypothecation, encumbrance or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly, to transfer, sell, assign, give, pledge, hypothecate, encumber or otherwise dispose of an item. With respect to Membership Rights, the term Transfer shall refer to all or any part of the beneficial ownership of, the voting power associated with, or any other right, power, or interest in, the Membership Rights.

[END OF EXHIBIT A]

(ii)